                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: April 3, 1996



                     NELLCOR PURITAN BENNETT INCORPORATED
                     ------------------------------------
            (Exact Name of Registrant as Specified in its Charter)



                                   Delaware
                                   --------
                       (State or Other Jurisdiction of
                        Incorporation or Organization)



              0-14980                                   94-2789249
              -------                                   ----------
      (Commission File Number)                       (I.R.S. Employer
                                                    Identification No.)



                             4280 Hacienda Drive
                         Pleasanton, California 94588
                         ----------------------------
             (Address of Principal Executive Offices) (Zip Code)



                                (510) 463-4000
                                --------------
                       (Registrant's telephone number,
                             including area code)

Item 7 - FINANCIAL STATEMENTS AND EXHIBITS
 (a) Not applicable.
 (b) Not applicable.
 (c) Exhibits.


Exhibit Number              Description
- --------------              -----------
    99.1                    Report of Independent Auditors



PURPOSE OF FILING

On August 25, 1995, Nellcor Incorporated acquired Puritan-Bennett Corporation in a stock-for-stock merger accounted for as a pooling of interests. The surviving corporation was renamed Nellcor Puritan Bennett Incorporated (NPB).

NPB is in the process of completing a preliminary proxy statement to be filed with the Securities and Exchange Commission as a result of a proposed acquisition by NPB of Infrasonics, Inc. NPB is required to file its financial statements in accordance with Regulation S-X, which includes presenting the pooled financial results for Nellcor and Puritan-Bennett as of and for each of the three years in the period ended July 2, 1995. This filing is intended to satisfy the aforementioned requirement.

NELLCOR PURITAN BENNETT
INCORPORATED
Consolidated Financial Statements
July 2, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
of Nellcor Puritan Bennett Incorporated


In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of Nellcor Puritan Bennett Incorporated and its subsidiaries at July 2, 1995 and July 3, 1994, and the results of their operations and their cash flows for each of the three years in the period ended July 2, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Puritan-Bennett Corporation and its subsidiaries, which statements reflect total assets of $273,135,000 and $256,594,000 at January 31, 1995 and 1994, respectively, and total revenues of $336,026,000, $309,255,000 and $300,060,000 for each of the three years in the period ended January 31, 1995, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Puritan-Bennett Corporation and its subsidiaries, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP

San Francisco, California
July 26, 1995, except as to Note 17, which is as of August 24, 1995

NELLCOR PURITAN BENNETT INCORPORATED

CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
- -----------------------------------------------------------------------------

                                                                                 JULY 2,            JULY 3,
                                                                                   1995               1994

ASSETS
Current assets:
   Cash and cash equivalents                                                     $ 78,444           $ 68,876
   Marketable securities                                                           65,039             53,470
   Accounts receivable, net of allowance for doubtful accounts of
     $2,610 ($2,889 at July 3, 1994)                                              117,650            104,445
   Inventories                                                                     88,987             74,708
   Deferred income taxes                                                           17,210             17,487
   Other current assets, net                                                        6,454              7,217
                                                                                 --------           --------
        Total current assets                                                      373,784            326,203
Property, plant and equipment, net                                                128,173            123,065
Intangible and other assets, net                                                   67,848             48,620
Deferred income taxes                                                               5,631              1,147
                                                                                 --------           --------
                                                                                 $575,436           $499,035
                                                                                 ========           ========
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
   Notes payable                                                                 $ 18,004           $ 27,791
   Accounts payable                                                                37,316             28,166
   Employee compensation and related costs                                         25,286             19,106
   Other accrued expenses                                                          28,181             29,491
   Current maturities of long-term debt                                             9,527              6,546
   Income taxes payable                                                             5,727              5,248
                                                                                 --------           --------
        Total current liabilities                                                 124,041            116,348
Long-term debt, less current maturities                                            54,492             38,656
Deferred compensation and pensions                                                 19,303             17,444
Deferred revenue                                                                   10,895              9,962
                                                                                 --------           --------
        Total liabilities                                                         208,731            182,410
Commitments and contingencies                                                    --------           --------
Stockholders' equity:
   Preferred stock, $.001 par value; 5,000,000 shares authorized;
     none outstanding
   Common stock, $.001 par value; 50,000,000 shares authorized;
     28,925,893 shares issued and outstanding (27,994,394 in 1994)                     29                 28
   Additional paid-in-capital                                                     161,211            137,513
   Retained earnings                                                              241,516            193,571
   Accumulated translation adjustment                                                (259)               100
   Deferred stock awards and other                                                 (1,253)              (313)
   Treasury stock, at cost (1,148,000 shares in 1995; 554,892 shares in 1994)     (34,539)           (14,274)
                                                                                 --------           --------
          Total stockholders' equity                                              366,705            316,625
                                                                                 --------           --------
                                                                                 $575,436           $499,035
                                                                                 ========           ========



          See accompanying notes to consolidated financial statements.

NELLCOR PURITAN BENNETT INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
- -----------------------------------------------------------------------------

                                                                                  YEARS ENDED
                                                                    JULY 2,          JULY 3,         JULY 4,
                                                                     1995             1994             1993
Net revenue                                                        $600,066        $544,227         $518,246
Cost of goods sold                                                  299,568         274,290          258,670
                                                                   --------        --------         --------
      Gross profit                                                  300,498         269,937          259,576
                                                                   --------        --------         --------
Operating expenses:
  Research and development                                           47,203          48,867           48,545
  Selling, general and administrative                               175,401         169,691          152,069
  Restructuring charges                                               2,654          43,669             -
                                                                   --------        --------         --------
                                                                    225,258         262,227          200,614
                                                                   --------        --------         --------
Income from operations                                               75,240           7,710           58,962
Interest income and other income/(expense), net                       6,954           3,695            4,011
Interest expense                                                     (5,830)         (4,565)          (3,720)
Litigation settlements, net                                            -            (13,000)            -
Costs associated with unsolicited takeover offer                     (5,049)           -                -
                                                                   --------        --------         --------
Income (loss) before income taxes and cumulative
  effect of accounting change                                        71,315          (6,160)          59,253
Provision for income taxes                                           21,852             262           19,538
                                                                   --------        --------         --------
Income (loss) before cumulative effect of
  accounting change                                                  49,463          (6,422)          39,715
Cumulative effect on prior years
  of accounting change (Note 1)                                        -             (2,890)            -
                                                                   --------        --------         --------
         Net income (loss)                                         $ 49,463        $ (9,312)        $ 39,715
                                                                   ========        ========         ========
Income (loss) per common share before
  cumulative effect of accounting change                           $   1.77        $   (.23)        $   1.46

Per common share effect of accounting change                           -               (.11)            -
                                                                   --------        --------         --------
Net income (loss) per common share                                 $   1.77        $  (0.34)        $   1.46
                                                                   ========        ========         ========
Weighted average common equivalent shares used in
  the calculation of net income (loss) per share                     27,931          27,364           27,140
                                                                   ========        ========         ========


          See accompanying notes to consolidated financial statements.

NELLCOR PURITAN BENNETT INCORPORATED

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)
- -----------------------------------------------------------------------------




                                               COMMON STOCK    ADDITIONAL            ACCUMULATED                 TREASURY STOCK
                                       ---------------------    PAID-IN    RETAINED  TRANSLATION               -------------------
                                        SHARES     PAR VALUE    CAPITAL    EARNINGS  ADJUSTMENT     OTHER      SHARES    PAR VALUE

Balance at July 5, 1992                26,415,255   $    26    $105,508    $166,019    $   204     $(1,345)
Issuance of common stock and
  related tax benefits of $3,621
  under employee stock plans, net
  of repurchases                          772,437         1      16,867                                281
Compensation related to acquisition
  of Radiant Systems                                                                                   549
Accumulated translation adjustment                                                        (219)
Net income                                                                   39,715
Dividends declared                                                           (1,419)
                                       ----------   -------    --------    --------    -------     -------    ---------  --------
Balance at July 4, 1993                27,187,692        27     122,375     204,315        (15)       (515)       -          -

Issuance of common stock and
  related tax benefits of $2,394
  under employee stock plans, net
  of repurchases                          641,004         1      12,346                                (92)              $  1,984
Acquisition of treasury stock                                                                                   554,892   (16,258)
Acquisition and retirement of
  common stock                           (210,000                (5,853)
Shares issued in a business
  combination                             375,698                 8,645
Accumulated translation adjustment                                                         115
Net loss                                                                     (9,312)
Dividends declared                                                           (1,432)
Other                                                                                                  294
                                       ----------   -------    --------    --------    -------     -------    ---------  --------
Balance at July 3, 1994                27,994,394        28     137,513     193,571        100        (313)     554,892   (14,274)

Issuance of common stock and
  related tax benefits of $3,487
  under employee stock plans              931,499         1      23,698                               (646)                   644
Acquisition of treasury stock, net
  of shares issued to employee
  benefit plan                                                                                                  593,108   (20,909)
Accumulated translation adjustment                                                        (359)
Net income                                                                   49,463
Dividends declared                                                           (1,518)
Other                                                                                                 (294)
                                       ----------   -------    --------    --------    -------     -------    ---------  --------
                                       28,925,893   $    29    $161,211    $241,516    $  (259)    $(1,253)   1,148,000  $(34,539)
                                       ==========   =======    ========    ========    =======     =======    =========  ========


         See accompanying notes to consolidated financial statements.

NELLCOR PURITAN BENNETT INCORPORATED

CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN THOUSANDS)
- -----------------------------------------------------------------------------

                                                                                 YEARS ENDED
                                                                   JULY 2,          JULY 3,         JULY 4,
                                                                    1995             1994             1993
Cash flows from operating activities:
  Net income (loss)                                                $ 49,463        $ (9,312)        $ 39,715
  Adjustments to reconcile net income (loss) to cash
    provided by operating activities:
    Depreciation and amortization                                    31,311          31,721           26,037
    Deferred income taxes                                            (3,874)        (18,311)           3,070
    Cumulative effect of accounting change                             -              2,890             -
    Restructuring charges                                             2,205          38,404             -
    Deferred compensation and pensions                                3,663           2,536              473
    Shares issued to employee benefit plans                           2,376           3,317            1,690
    Other                                                               113           1,194              971
    Increases (decreases) in cash flows, net of
      effect of purchases of companies, as a result of
      changes in:
         Accounts receivable                                         (6,942)         (1,641)         (19,378)
         Inventories                                                (11,322)         (4,523)          (3,991)
         Other current assets                                        (2,511)           (799)           1,166
         Other assets                                                (3,703)          1,619           (6,447)
         Accounts payable                                              (505)         (2,212)           6,593
         Accrued liabilities                                          8,082             404            1,108
         Income taxes payable                                           612           2,158              540
         Deferred compensation                                       (1,804)           -                -
         Deferred revenue                                               933           3,991            2,472
                                                                   --------        --------         --------
  Cash provided by operating activities                              68,097          51,436           54,019
                                                                   --------        --------         --------
Cash flows from investing activities:
  Capital expenditures                                              (30,003)        (29,860)         (37,649)
  Cash used to purchase securities held-to-maturity                 (47,245)        (87,212)        (156,078)
  Proceeds from maturities of securities held-to-maturity            35,676         104,643          144,860
  Proceeds from the sale of capital assets                            5,893           1,362              726
  Investment in nonmarketable equity securities                      (2,100)           -                -
  Acquisitions, net of cash acquired                                (23,415)        (17,617)          (1,500)
  Other investing activities                                           (557)         (1,227)          (1,902)
                                                                   --------        --------         --------
  Cash used for investing activities                                (61,751)        (29,911)         (51,543)
                                                                   --------        --------         --------
Cash flows from financing activities:
  Proceeds from the issuance of common stock under the
    Company's stock plans and related tax benefits, net              20,893          10,640           14,349
  Purchase of treasury stock, including shares retired              (20,909)        (22,111)            -
  Issuance (repayment) of notes payable,net                          (9,787)         19,890           (4,099)
  Additions to long-term debt                                        20,000             515           15,000
  Payments on long-term debt                                         (6,045)         (6,680)            (418)
  Dividends paid to stockholders                                     (1,500)         (1,430)          (1,062)
                                                                   --------        --------         --------
    Cash provided by financing activities                             2,652             824           23,770
                                                                   --------        --------         --------
Effect of exchange rate changes on cash balances                        570             218             (790)
                                                                   --------        --------         --------
Increase in cash and cash equivalents                                 9,568          22,567           25,456
Cash and cash equivalents at the beginning of the year               68,876          46,309           20,853
                                                                   --------        --------         --------
Cash and cash equivalents at the end of the year                   $ 78,444        $ 68,876         $ 46,309
                                                                   ========        ========         ========




          See accompanying notes to consolidated financial statements.

NELLCOR PURITAN BENNETT INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   ORGANIZATION
   Nellcor Puritan Bennett Incorporated (together with its wholly-owned subsidiaries, the Company) is a corporation organized under the laws of the State of Delaware in 1986 and, until the acquisition of Puritan-Bennett Corporation in August 1995, operated under the name Nellcor Incorporated. These financial statements retroactively reflect the August 1995 merger of Nellcor Incorporated (Nellcor) and Puritan-Bennett Corporation (Puritan-Bennett) as a pooling of interests; accordingly, the previously-issued separate financial statements of Nellcor and Puritan-Bennett have been combined and retroactively restated as if they had always operated as a single combined company. (See Note 17)

   PRINCIPLES OF CONSOLIDATION
   The Company's significant intercompany transactions have been eliminated. The Company uses the equity method of accounting for its investments that represent greater than 20%, but less than 50% of the investee. Investments which represent less than 20% of the investee are recorded at cost. All such investments were immaterial for all periods presented.

   FOREIGN CURRENCY TRANSLATION
   Certain of the Company's foreign subsidiaries use the local currency, while others use the U.S. dollar as their functional currency. Subsidiaries using the local currency translate assets and liabilities denominated in foreign currencies at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. Any resulting translation adjustments are recorded as a separate component of stockholders' equity. Subsidiaries using the dollar as the functional currency measure assets and liabilities at year-end or historical rates depending on their nature; income and expenses are remeasured at the weighted-average exchange rates for the year. Foreign currency gains and losses resulting from transactions are included in operations in the year of occurrence.

   REVENUE RECOGNITION AND PRODUCT WARRANTY
   The Company recognizes revenue at the time of shipment of product and provides currently for the estimated cost to repair or replace products under the warranty provisions in effect at the time of sale.

   DEFERRED REVENUE
   Deferred revenue relates to extended warranty agreements offered by the Company which are amortized over the life of the agreement, with the related warranty costs charged to expense as incurred.

   CASH EQUIVALENTS
   The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. These investments are stated at cost which approximates fair value due to their short maturity.

   INVENTORIES
   Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value). Allowances are made for slow-moving, obsolete, unsalable, or unusable inventories.

NELLCOR PURITAN BENNETT INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------

  PROPERTY, PLANT  AND EQUIPMENT
  Depreciation is provided using the straight-line method over the estimated useful lives of the assets which range from three to twenty-five years. Leasehold improvements are amortized over the life of the lease, or the estimated useful life of the asset, whichever is shorter. Depreciation expense was approximately $22.0 million in fiscal 1995, $20.7 million in fiscal 1994, and $19.5 million in fiscal 1993.

  INTANGIBLE AND OTHER ASSETS
  Intangible and other assets, including excess of cost over net assets acquired, are amortized on a straight-line basis over the estimated useful lives of the assets which range from two to fifteen years. The cost of patents is amortized on a straight-line basis over their approximate useful lives, not to exceed seventeen years. An impairment of intangible assets is recognized when it is considered probable that the carrying amount of an asset cannot be fully recovered, based on estimated future cash flows of the related business.

  INCOME TAXES
  Deferred income taxes are computed using the liability method. Under the liability method, taxes are recorded based on the future tax effect of the difference between the tax and financial reporting bases of the Company's assets and liabilities. In estimating future tax consequences, all expected future events are considered, except for potential income tax law or rate changes.

  NET INCOME (LOSS) PER SHARE
  Net income (loss) per share is based upon weighted average common shares and includes the dilutive effect of stock options outstanding (using the treasury stock method).

  ACCOUNTING CHANGE
  In fiscal 1994, Puritan-Bennett changed its method of accounting for income taxes to conform with SFAS No. 109 "Accounting for Income Taxes." The cumulative effect of this change resulted in a charge to operations of $2.9 million.


2.MARKETABLE SECURITIES

 During fiscal 1995, the Company adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 requires that all investment securities be classified into one of three categories: held-to-maturity, available-for-sale, or trading. Implementation of SFAS 115 did not have a material effect on the Company's financial position or results of operations.

 The Company's marketable securities, generally, are in high-quality government, municipal and corporate obligations with original maturities of up to two years. The Company has established guidelines relative to investment quality, diversification and maturities to maintain appropriate levels of safety and liquidity.

NELLCOR PURITAN BENNETT INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------

  At July 2, 1995, the Company had marketable securities totaling $65.0 million, of which $60.2 million were classified as held-to-maturity. These held-to-maturity securities, which the Company has the positive intent and ability to hold to maturity, are stated at cost, which approximates amortized cost.

  At July 2, 1995, the Company's available-for-sale investments, which the Company does not intend to hold to maturity, totaled $4.8 million. Realized gains and losses resulting from the sale of available-for-sale marketable securities during the period and unrealized gains and losses at July 2, 1995, were immaterial. No transfers between held-to-maturity and available-for-sale marketable securities were made during the year. The difference between the carrying value of the Company's available-for-sale securities and the market value as shown below was immaterial as of July 2, 1995.

  Marketable securities classified as held-to-maturity and available-for-sale at July 2, 1995 are summarized below (dollars in thousands). Fair value of marketable securities is based upon quoted market prices.

                                                                       GROSS      GROSS
                                                                    UNREALIZED  UNREALIZED    FAIR
                                                          COST         GAINS      LOSSES      VALUE
    SECURITY TYPE
    Current assets:
    Marketable securities
      HELD-TO-MATURITY:
      Debt issued by the U.S. Treasury and other
        U.S. government corporations and agencies       $22,958        $17       $  (8)       $22,967
      Debt securities issued by the states of the
        United States and political subdivisions of
        the states                                       37,236         47        (185)        37,098
      AVAILABLE-FOR-SALE:
      Mortgage backed securities                          4,845         17         (93)         4,769
                                                        -------        ---       -----        -------
    Marketable securities                               $65,039        $81       $(286)       $64,834
                                                        =======        ===       =====        =======


NELLCOR PURITAN BENNETT INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------


3.  INVENTORIES

    Inventories are as follows (dollars in thousands):

                                               JULY 2,    JULY 3,
                                                1995       1994
      Raw materials                           $49,405     $38,842
      Work-in-process                          10,117       9,134
      Finished goods                           29,465      26,732
                                              -------     -------
        Total inventories                     $88,987     $74,708
                                              =======     =======


4.    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of (dollars in thousands):

                                               JULY 2,    JULY 3,
                                                1995       1994
      Land and land improvements            $  10,713    $   9,971
      Buildings                                38,221       31,355
      Machinery and equipment                 174,239      161,142
      Leasehold improvements                    9,971        9,583
      Demonstration equipment                  12,155       13,093
      Furniture and fixtures                    7,737        7,304
                                            ---------    ---------
                                              253,036      232,448
      Less accumulated depreciation and
        amortization                         (124,863)    (109,383)
                                            ---------    ---------
      Total property, plant and equipment,
        net                                 $ 128,173    $ 123,065
                                            =========    =========

5.  FINANCIAL INSTRUMENTS AND OFF BALANCE SHEET RISK

    FOREIGN CURRENCY INSTRUMENTS
    The Company enters into foreign currency exchange contracts, primarily forward currency contracts, to reduce exposure to currency exchange risk. The effect of this practice is to minimize the impact of foreign exchange rate movements on the Company's operating results as gains and losses on these contracts offset losses and gains on the assets, liabilities and transactions being hedged. The Company does not engage in foreign currency speculation. The counterparties to foreign currency exchange contracts are major domestic and international financial institutions. To decrease the risk of non-performance which may result in currency losses, the Company diversifies its selection of counterparties. At July 2, 1995, the Company had foreign currency forward exchange contracts with a notional amount of $35.4 million ($9.8 million at July 3, 1994), and a fair market value of approximately $35.9 million ($10.0 million at July 3, 1994), all of which were denominated in European currencies.

NELLCOR PURITAN BENNETT INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------


      The fair market value was determined based upon foreign currency exchange rates in effect at the end of each fiscal period. The Company records both the amortized premium and any unrealized gain or loss on outstanding foreign currency forward exchange contracts as non-operating income or expense. For both fiscal 1995 and fiscal 1994, all outstanding foreign currency exchange contracts were due to mature within six months of fiscal year end.

      CONCENTRATION OF CREDIT RISK
      The Company provides credit in the form of trade accounts receivable to hospitals, private and governmental institutions and health care agencies, medical equipment distributors and rental companies, and doctors' offices. The Company does not generally require collateral to support customer receivables. The Company performs ongoing credit evaluations of its customers and maintains allowances which management believes are adequate for potential credit losses. The credit risk associated with the Company's trade receivables is further limited due to dispersion of the receivables over a large number of customers in many geographic areas.

      Payment of certain accounts receivable is made by the national health care systems of several member countries of the European Economic Community. Although the Company does not currently anticipate credit problems associated with these receivables, payment is contingent upon the economic stability of these countries.

      The Company limits credit risk exposure to foreign exchange contracts by periodically reviewing the credit worthiness of the counterparties to the transactions.


6.    ACQUISITIONS

      PIERRE MEDICAL
      On May 3, 1995, the Company's EdenTec subsidiary acquired Pierre Medical, a privately-held French manufacturer of respiratory products used in the home, for $21.5 million in cash. In the event that certain performance milestones are achieved subsequent to the acquisition, additional compensation totaling 30 million French Francs ($6.2 million as of July 2, 1995) would be payable to the former principal stockholders of Pierre who continue to manage the company. Such amounts will be expensed when, and if, earned. Pierre Medical manufactures and markets noninvasive ventilators, sleep apnea therapy systems, oxygen concentrators and related respiratory products in Western Europe, primarily in France.

      The acquisition of Pierre Medical has been accounted for as a purchase and, accordingly, Pierre Medical's results are included in the Company's financial statements subsequent to the acquisition date. Identifiable net assets acquired consisted of approximately $4.0 million of working capital. The excess of cost over identifiable net assets of $18.1 million, including acquisition related costs, is being amortized over 15 years, the period of the estimated future benefit.

NELLCOR PURITAN BENNETT INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------

     In connection with the acquisition, supplemental cash flow information is as follows (dollars in thousands):

     Fair value of assets acquired,
        except for cash and cash equivalents           $  26,999
     Liabilities assumed                                  (5,584)
                                                       ---------
     Cash paid to acquire Pierre Medical, net
        of cash and cash equivalents acquired          $  21,415
                                                       =========

     Hoyer Medizintechink
     During fiscal 1994, Puritan-Bennett acquired a German distributor, Hoyer Medizintechnik (Hoyer), for $10.6 million, of which $2.0 million was paid during fiscal 1995.

     SEFAM S.A.
     Puritan-Bennett also acquired SEFAM S.A., a French supplier of diagnostic and therapeutic sleep products during fiscal 1994 for a total of $21.6 million, of which $12.9 million was paid in cash with the remainder paid through the issuance of 375,698 restricted shares, adjusted for the merger discussed in note 17, of the Company's common stock.

     The acquisitions of SEFAM S.A. and Hoyer have been accounted for as purchases and, accordingly, SEFAM S.A.'s and Hoyer's results are included in the Company's financial statements subsequent to the acquisition dates. The purchase price has been allocated to assets acquired and liabilities assumed, reflecting their estimated fair value as of the date of the acquisitions with the remaining excess purchase price to be amortized over 15 years, the period of the estimated future benefit.

     In connection with these acquisitions by Puritan-Bennett, supplemental cash flow information is as follows (dollars in thousands):

      Fair value of assets acquired, except
        for cash and cash equivalents                        $34,481
      Liabilities assumed                                     (6,464)
      Stock issued                                            (8,645)
      Other                                                   (1,755)
                                                             -------
      Cash paid to acquire SEFAM S.A. and Hoyer,
        net of cash and cash equivalents acquired            $17,617
                                                             =======

     If these acquisitions had occurred as of the beginning of the respective years they were acquired, the revenues or results of operations of these acquired businesses would have been immaterial to the results of operations of the Company for fiscal years 1995 and 1994.

     COSTS ASSOCIATED WITH AN UNSOLICITED OFFER
     During 1995, $5.0 million of costs were incurred associated with an unsolicited offer to acquire Puritan-Bennett. These costs include investment banking fees, public relations expenses and legal fees. As of year end, $4.1 million remained in accrued liabilities which is expected to be paid during fiscal 1996.

Nellcor Puritan Bennett Incorporated

Notes to Consolidated Financial Statements
- -----------------------------------------------------------------------------


7.    INTANGIBLES AND OTHER ASSETS

      Intangibles and other assets consist of (dollars in thousands):

                                                    JULY 2,    JULY 3,
                                                     1995       1994

     Excess of cost over fair value of net
       assets acquired                              $56,192    $37,357
     Other intangibles from acquisitions,
       and purchased technologies and rights          9,965     11,040
     Other assets                                    22,655     15,305
                                                    --------   --------
     Total cost                                       88,812     63,702

     Less accumulated amortization                   (20,964)   (15,082)
                                                    --------   --------
     Intangibles and other assets, net              $ 67,848   $ 48,620
                                                    ========   ========



8.    NOTES PAYABLE AND CREDIT FACILITY

      Notes payable consist primarily of lines of credit with five banks. These unsecured lines of credit allow Puritan-Bennett to borrow a maximum of $35 million (at the quoted rate of each bank) and the lines of credit can be withdrawn at each bank's option. There are no withdrawal restrictions on any cash balances maintained at the various banks. Total amounts outstanding under the lines of credit at July 2, 1995 and July 3, 1994 were $18.0 million (interest at 6.4%) and $27.8 million (interest at 3.5%), respectively.

      Nellcor has a $50 million credit facility, which was obtained during fiscal 1995, with a group of four banks which provides an option to convert outstanding borrowings under the facility to a term loan repayable over four years. The rate of interest payable under this facility is a floating rate, which is a function of the London Interbank Offered Rate.
      A facility fee equal to 0.25% of the total commitment is paid quarterly. The credit facility contains various covenants which require the Company to maintain a specified financial ratio, limit liens, regulate asset disposition, and subsidiary indebtedness, and restrict certain acquisitions and investments. At July 2, 1995, Nellcor was in compliance with these covenants and no borrowings had been made under the credit facility at July 2, 1995.

NELLCOR PURITAN BENNETT INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------


9.  LONG-TERM DEBT

    Puritan-Bennett long-term debt is summarized as follows (dollars in thousands):

                                                            July 2,   July 3,
                                                             1995      1994
     Unsecured promissory notes payable:
      Interest rate 9.85%, interest payable semi-annually
        through October 1998, principal is payable in
        annual installments through October 1998            $11,333    $15,333
      Interest rate 6.64%, interest payable semi-annually
        through December 1999, principal is payable in
        annual installments through December 1999            15,000     15,000
      Interest rate 9.02%, interest payable semi-annually
        through December 1997, principal is payable in
        annual installments through December 1997             6,000      8,000
      Interest rate 7.57%, interest payable semi-annually
        through July 2000, principal is payable in annual
        installments through July 2000                       20,000          -
      Variable interest rate, 5.13% through December 1995,
        interest payable annually through December 1998,
        principal is payable in full in December 1998         4,510      4,510
     Secured bank note payable:
      Interest rate 7.95%, principal payable in monthly
        installments through August 2003, collateralized
        by a building                                         1,707      1,662
     Capital lease:
      Interest rate 7.0%, principal payable in monthly
        installments through February 2009                    4,782          -
     Other                                                      687        697
                                                            -------    -------
                                                             64,019     45,202
     Less current maturities                                 (9,527)    (6,546)
                                                            -------    -------
     Total long-term debt                                   $54,492    $38,656
                                                            =======    =======

    The estimated fair value of total long-term debt at January 31, 1995 was approximately $64 million.

    Puritan-Bennett leases a facility which is classified as a capital lease and the related asset is being amortized over its estimated useful life, 15 years. As of July 2, 1995, the net book value of the asset and accumulated amortization was $4.4 million and $0.3 million, respectively. The future minimum lease payments required under the capital lease are included in the aggregate maturities of long-term debt listed below.

NELLCOR PURITAN BENNETT INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------

      As of July 2, 1995, Puritan-Bennett was in compliance with the provisions of its debt agreements. The aggregate maturities of long-term debt during each of the next five fiscal years are as follows:
      1996 - $9.5 million; 1997 - $12.7 million; 1998 - $11.5 million;
      1999 - $13.9 million; and 2000 - $7.5 million.

      Interest paid related to the above Puritan-Bennett debt in 1995, 1994 and 1993 totaled $5.8 million, $4.7 million and $3.4 million, respectively.


10.   RESTRUCTURING CHARGES

      During fiscal 1994, Puritan-Bennett restructured the hospital ventilator and portable ventilator portions of its business, consolidated its aviation facilities and substantially reduced the FOxS operations to improve profitability. In connection with the restructuring, during fiscal 1994 Puritan-Bennett recorded restructuring charges of $43.2 million. Included in these charges were provisions for personnel-related charges ($7.7 million), non-cash asset write-downs ($29.7 million), consolidation of manufacturing and marketing facilities ($1.3 million), and other restructuring related costs ($4.5 million). During the third quarter of 1995, Puritan-Bennett completed the shut down of the FOxS operations. As of July 2, 1995, approximately $1.9 million remained in accrued liabilities and is expected to be disbursed primarily in the first quarter of fiscal 1996. As of July 3, 1994, approximately $12 million remained in accrued liabilities primarily representing expected severance, cancellation penalties, remaining facility lease payments and other costs necessary to complete the 1994 restructuring plan. During fiscal 1994, Nellcor recorded a restructuring charge of $.5 million associated with the consolidation of two of Nellcor's divisions.


11.   PURITAN-BENNETT EMPLOYEE BENEFITS

      DEFINED BENEFIT PLANS
      Puritan-Bennett has noncontributory, defined benefit pension plans covering substantially all full-time employees in the U.S., Canada and Ireland. Puritan-Bennett contributes amounts necessary to satisfy the funding requirements of the various jurisdictions in which the plans are established. The U.S. and Canadian defined benefit pension plans provide retirement benefits based upon the employees' average earnings and years of service. The Irish plan provides benefits equal to a certain percentage of the participant's final salary. Puritan-Bennett also has an unfunded supplemental retirement plan covering certain key employees which provides supplemental retirement benefits based upon average earnings.

NELLCOR PURITAN BENNETT INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------

      A summary of the components of net costs for the defined benefit plans follows:

                                                                        PENSION                     SUPPLEMENTAL
                                                                        -------                     ------------
                                                              1995       1994        1993      1995     1994     1993

           (Dollars in thousands)
           Service cost - benefits earned during the year   $ 2,189    $ 1,832      1,488      $ 85     $ 25     $ 13
           Interest cost on projected benefit obligation      3,811      3,615      3,224       287      268      293
           Actual return on plan assets                         466       (615)    (2,885)       -        -        -
           Net amortization and deferral                     (3,932)    (3,494)    (1,057)      105      104      132
                                                            -------    -------    -------      ----     ----     ----
           Net cost                                         $ 2,534    $ 1,338    $   770      $477     $397     $438
                                                            =======    =======    =======      ====     ====     ====

      Assumptions used in determining the net cost for the defined benefit plans were:

                                                                         PENSION                     SUPPLEMENTAL
                                                                         -------                     ------------
                                                               1995       1994        1993      1995     1994     1993

           Weighted-average discount rate                     7.50%       8.75%       8.75%     8.50%    8.50%    8.50%
           Rate of increase in compensation levels            4.50%       6.00%       6.00%     4.50%    6.00%    6.00%
           Expected long-term rate of return on assets        9.00%      10.00%      10.00%      -        -         -



      The following table sets forth the funded status and amounts recognized in the consolidated balance sheets at January 31, 1995 and 1994, for Puritan-Bennett's defined benefit plans:

                                                                            PENSION            SUPPLEMENTAL
                                                                            ------             ------------
                                                                       1995        1994       1995        1994

           (Dollars in thousands)
           Vested benefit obligation                                  $39,858     37,851     $ 3,233     $3,406
                                                                      =======     ======     =======     ======
           Accumulated benefit obligation                             $40,897     39,004     $ 3,233     $3,406
                                                                      =======     ======     =======     ======
           Projected benefit obligation                               $49,302     48,003     $ 3,677     $3,009

           Plan assets at fair value                                   35,280     37,721        -            -
                                                                      -------     ------     -------     ------
           Projected benefit obligation in excess of plan assets       14,022     10,282       3,677      3,009
           Unrecognized net gain (loss)                                (5,788)    (4,459)       (592)       267
           Unrecognized net asset (liability)                           2,309      2,436        (144)      (676)
                                                                      -------     ------     -------     ------
           Net Liability recognized in the consolidated
             balance sheet                                            $10,543    $ 8,259     $ 2,941     $2,600
                                                                      =======     ======     =======     ======

      Assumptions used in determining the actuarial present value of the projected benefit obligation for the pension plans were:

                                                         U.S.                CANADA           IRELAND
                                                         ----                ------           -------
                                                   1995       1994        1995     1994     1995     1994
        Weighted-average discount rate             8.50%      7.50%       8.50%    7.50%    8.75%    8.75%
        Rate of increase in compensation levels    4.50%      4.50%       4.50%    5.00%    6.00%    6.00%
        Expected long-term rate of return on
          assets                                   9.00%      10.00%      9.50%    9.00%   10.00%   10.00%


      The U.S. pension plan assets were invested in listed stocks and bonds, including common stock of Puritan-Bennett prior to the merger with Nellcor (see Note 17). The market value of Puritan-Bennett stock included in plan assets at the end of fiscal 1995 and 1994, was $3.9 million and $3.7 million, respectively. Both the Canadian and Irish plan assets are invested in pooled mutual funds. For the unfunded supplemental plan, Puritan-Bennett has purchased life insurance policies intended to ultimately fund the cost of the plan.

NELLCOR PURITAN BENNETT INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------



      POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
      The Company provides postretirement health care benefits to certain eligible retirees of Puritan-Bennett. The cost of the postretirement medical plan is shared by the Company and eligible retirees through such features as annually adjusted contributions, deductibles and coinsurance. The retiree's contribution is a factor of age and service at the time of retirement. The postretirement health care benefits are funded by the Company as claims are paid. The Company accounts for these benefits in accordance with SFAS No. 106, "Employers Accounting for Postretirement Benefits other than Pensions." The net cost, accumulated benefit obligation and net liability related to such benefits were not material to the Company's financial position and results of operations.

      RETIREMENT SAVINGS AND STOCK OWNERSHIP PLAN
      The Company has a retirement savings and stock ownership plan under which substantially all U.S. Puritan-Bennett employees may elect to contribute up to 20% of their earnings. This includes a basic contribution of up to 10% and an additional voluntary contribution of up to 10%. The Company contributes an additional 35% of each individual's basic contribution (decreased to 10% as of February 15, 1995) not to exceed 6% of the employees' total compensation. Contributions are placed in trust for investment in defined funds, including a stock fund for investment in common stock of Puritan-Bennett prior to the merger with Nellcor (see Note 17.) The plan trustee purchases the Puritan-Bennett stock at fair market value. The amount charged to expense under the plan was $1.2 million, $1.2 million and $1.1 million in 1995, 1994 and 1993, respectively.


12.   PROVISION FOR INCOME TAXES

      The provision for income taxes consists of the following (in thousands):

                                                          YEARS ENDED
                                           JULY 2,          JULY 3,         JULY 4,
                                            1995             1994             1993
           Federal:
             Current                      $ 18,978        $ 12,737         $ 11,936
             Deferred                       (2,603)        (12,603)           1,450
                                          --------        --------         --------
                                            16,375             134           13,386
                                          --------        --------         --------
           State:
             Current                         3,355           3,205            3,200
             Deferred                         (456)         (3,128)             326
                                           -------        --------         --------
                                             2,899              77            3,526
                                           -------        --------         --------
           Foreign:
             Current                         3,393           2,631            1,332
             Deferred                         (815)         (2,580)           1,294
                                          --------        --------         --------
                                             2,578              51            2,626
                                          --------        --------         --------
                                          $ 21,852        $    262         $ 19,538
                                          ========        ========         ========


NELLCOR PURITAN BENNETT INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------


      Pretax income from foreign operations used to determine related tax liabilities amounted to $14.5 million, $1.4 million and $13.3 million for fiscal 1995, 1994 and 1993, respectively.

      The most significant components of the Company's deferred tax assets and liabilities at July 2, 1995 and July 3, 1994 are as follows (in thousands):

                                                             JULY 2, 1995                  JULY 3, 1994
                                                             DEFERRED TAX                  DEFERRED TAX
                                                         ASSETS      LIABILITIES       ASSETS       LIABILITIES
         Inventory and product allowances              $ 11,514                      $  7,229
         Accelerated depreciation                                       $5,541                        $6,548
         Intangible assets                                  832                         1,852
         Accounts receivable                                642                           693
         Compensated absences                               753                           607
         Accrued employee benefits                        9,391                         8,358
         State income tax accrual                         1,392                           979
         NOL and R&D carryforwards                        9,196                         4,423
         Deferred revenue                                 3,785                         2,898            187
         Restructuring costs                              2,125                        10,051
         Tax/book year end difference                                    1,504                         1,516
         Other accruals                                   5,940          2,376          3,445          1,521
                                                       --------         ------       --------         ------
         Total                                           45,570          9,421         40,535          9,772

         Less: valuation allowance                      (13,308)                      (12,129)
                                                       --------         ------       --------         ------
         Deferred income taxes                         $ 32,262         $9,421       $ 28,406         $9,772
                                                       ========         ======       ========         ======

      Puritan-Bennett has $15.8 million of U.S. and foreign net operating loss carryforwards, of which $1.0 million and $11.2 million will expire by fiscal years 2000 and 2010, respectively, and the remaining $2.4 million has no limitation as to its use. In addition, as a result of Puritan-Bennett changing its fiscal year end, the Company has a net operating loss carryforward of $1.2 million for tax purposes which will be utilized over the next three years. Puritan-Bennett has research and development credit carryforwards of $2.5 million which will also expire by fiscal year 2010.

      A valuation allowance of $13.3 and $12.1 million at July 2, 1995 and July 3, 1994, respectively, has been provided for Puritan-Bennett net operating loss and research and development credit carryforwards, and certain foreign temporary differences, which will be realized to the extent of future taxable income of Puritan-Bennett.

NELLCOR PURITAN BENNETT INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------


      The difference between the Company's effective income tax rate and the United States federal statutory income tax rate is summarized as follows:

                                                                                   YEARS ENDED
                                                                      JULY 2,          JULY 3,         JULY 4,
                                                                       1995             1994             1993
         Federal statutory rate                                        35.0%          (35.0)%           34.0%
         State income taxes, net of federal benefit                     2.2            (6.8)             3.9
         Foreign statutory tax rate differences                        (7.0)          (22.7)            (3.2)
         Research and experimental credits                             (1.8)          (37.3)            (0.9)
         Tax legislation changes                                                      (11.7)
         Nondeductible amortization and depreciation                    1.7             8.9              1.5
         Increase in valuation allowance                                2.1           103.1
         Other                                                         (1.6)            5.7             (2.3)
                                                                       ----           -----             ----
           Effective tax rate                                          30.6%            4.2%            33.0%
                                                                       ====           =====             ====

      The Company paid income taxes of approximately $21.4 million, $13.9 million, and $12.5 million in fiscal 1995, 1994 and 1993, respectively.


13.   STOCKHOLDERS' EQUITY

      COMMON STOCK
      As of July 2, 1995, an aggregate of 4,773,785 shares of authorized but unissued common stock remained reserved for issuance under the 1994 Equity Incentive Plan (the "1994 Plan"), the 1991 Equity Incentive Plan, as amended (the "1991 Plan"), the 1988 Stock Option Plan for Non-Employee Directors, as amended (the "1988 Plan"), and the 1986 Employee Stock Participation Plan, as amended (the "ESPP").

      STOCK OPTION PLANS
      1994 and 1991 Plans. Nellcor maintains two employee stock option plans, the 1994 Plan and the 1991 Plan. In October 1994, the Company obtained stockholder approval of the 1994 Plan, which authorizes the issuance of up to 1,500,000 shares of common stock to executive officers, other key employees and consultants in the form of incentive and

NELLCOR PURITAN BENNETT INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- -----------------------------------------------------------------------------

      nonqualified stock options, stock bonuses and restricted stock. The 1994 Plan satisfies the performance-based compensation requirements of The Omnibus Budget Reconciliation Act of 1993.

      The Company obtained shareholder approval of the 1991 Plan in October 1991. Upon stockholder approval of the 1991 Plan, the Company's 1982 Incentive Stock Option Plan (the "1982 Plan") and the 1985 Equity Incentive Plan (the "1985 Plan") were terminated; however, shares available for issuance under these plans at the time of termination, including shares underlying outstanding options, that later expire or are canceled, were pooled with the 750,000 additional shares reserved for issuance under the 1991 Plan. In October 1992, the Company obtained stockholder approval for an amendment to the 1991 Plan increasing the number of shares authorized for issuance under the 1991 Plan by an additional 1,500,000 shares.

      Options granted under the 1994 and 1991 Plans generally vest on a quarterly basis over a period of four years from the date of grant. A one-year waiting period is required before vesting in the case of initial grants. The 1994 and 1991 Plans authorize the grant of incentive stock options at exercise prices equal to the fair market value of the Company's common stock on the date of grant and permit the grant of nonqualified stock options at exercise prices not less than 85 percent of fair market value on the date of grant. To date, only nonqualified stock options with exercise prices equal to the fair market value of the underlying common stock on the date of grant have been granted under both Plans. No stock bonus or restricted stock grants have been made under the 1994 or 1991 Plans.

      As of July 2, 1995, options representing 946,130 shares, including options issued under the 1994 and 1991 Plans and the terminated 1982 and 1985 Plans, were outstanding and exercisable at an aggregate exercise price of approximately $22.8 million, and the Company, as of such date, had 2,201,041 shares available for issuance under the 1991 and 1994 Plans.

      Certain options issued under the 1994 and 1991 Plans permit exercise prior to vesting. As to these options, if the optionee's relationship with the Company is terminated prior to the complete vesting of the options, the Company has the right to repurchase unvested shares at the exercise price plus interest. As of July 2, 1995, no shares were subject to repurchase by the Company under these options.

      Supplemental cash flow information: Puritan-Bennett had a deferred stock award program. Non cash amounts, net of cancellations, included in additional paid in capital for this program were $1.1 million, $.4 million and $.8 million for fiscal 1995, 1994 and 1993, respectively.

NELLCOR PURITAN BENNETT INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------


       The following is a summary of option activity under the 1994 and 1991
       Plans:

                                                                                          RANGE OF EXERCISE
                                                     AVAILABLE           OPTIONS
                                                     FOR GRANT         OUTSTANDING        HIGH         LOW
      Balance at July 5, 1992                          648,958         2,945,325        $32.00       $ 4.19
      Increase in options
         available for grant                         1,500,000
           Granted                                    (683,710)          833,398         34.13        24.00
           Exercised                                                    (610,740)        31.75         4.19
           Canceled                                    235,769          (241,951)        32.00         9.38
                                                     ---------         ---------
      Balance at July 4, 1993                        1,701,017         2,926,032         34.13         4.50
           Granted                                    (668,405)          856,286         28.50        20.00
           Exercised                                                    (483,989)        26.75         4.50
           Canceled                                    301,050          (319,618)        32.00        10.00
                                                     ---------         ---------
      Balance at July 3, 1994                        1,333,662         2,978,711         32.00         4.50
      Increase in options
         available for grant                         1,500,000
           Granted                                    (836,220)        1,002,320         46.25        18.25
           Exercised                                                    (679,006)        34.13         4.50
           Canceled                                    203,599          (249,443)        34.13        10.63
                                                     ---------         ---------
      Balance at July 2, 1995                        2,201,041         3,052,582        $46.25       $ 4.50
                                                     =========         =========

      1988 Plan. In October 1988, the Company obtained stockholder approval of the 1988 Plan which authorized the non-discretionary grant of options to non-employee Directors. Under the 1988 Plan, non-employee Directors automatically receive stock option grants upon joining the Board of Directors and annually thereafter. Until amended in May of 1994, the 1988 Plan provided for an initial grant of an option to purchase 20,000 shares of common stock upon a Director joining the Board and an annual grant of an option to purchase 10,000 shares of stock. On May 14, 1994, the Board of Directors amended the 1988 Plan to reduce the number of shares issuable to non-employee Directors in the form of options to an initial grant of 10,000 shares and annual grants of 5,000 shares.
      Options issued to non-employee Directors under the 1988 Plan are nonqualified stock options having a five-year term and an exercise price equal to the fair market value of the Company's common stock on the date of grant and vesting over a four year period in the case of initial option grants and over the succeeding fiscal year in the case of annual grants.

      In October 1994, the Company obtained stockholder approval to amend the 1988 Plan to increase the number of shares authorized for issuance by 75,000 shares and the term of options to be issued under the plan from five to ten years.

NELLCOR PURITAN BENNETT INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------

      As of July 2, 1995, options representing 162,500 shares were outstanding and exercisable under the 1988 Plan at exercise prices ranging from $13.63 to $26.50 for an aggregate exercise price of $3.7 million, and the Company, as of such date, had 130,000 shares available for issuance under the 1988 Plan.

      STOCK PURCHASE PLANS
      Under the ESPP, qualified employees, not including members of the Board of Directors and executive officers, may purchase semi-annually up to a specified maximum amount of shares of the Company's common stock through payroll deductions at a price equal to 85% of the fair market value of the stock at the beginning or end of the six month plan period, whichever is less.

      In October 1994, the Company obtained stockholder approval to increase the number of shares available for purchase under the ESPP by 250,000 shares. As of July 2, 1995, 726,783 shares of common stock had been purchased under the ESPP since inception and 173,217 shares remained available for purchase by employees.

      STOCK REPURCHASE PROGRAMS
      During the fourth quarter of fiscal 1993, the Board of Directors approved a Limited Stock Repurchase Program (the "Limited Program") which commenced early in fiscal 1994. The objective of the Limited Program is to utilize a portion of available cash balances to repurchase on the open market shares of the Company's common stock, to mitigate the dilutive effects of the issuance of shares under the 1994 Plan, 1991 Plan, and ESPP. Repurchases made under the Limited Program totaled $20.9 million (625,500 shares) and $13.6 million (554,892 shares) during the fiscal years ended July 2, 1995 and July 3, 1994, respectively.

      In addition to the Limited Program, the Board of Directors approved a General Stock Repurchase Program (the "General Program") during the second quarter of fiscal 1994 to repurchase and retire up to 1 million shares of the Company's common stock. The object of this General Program is to more effectively utilize an additional portion of available cash balances. No repurchases under the General Program were made in fiscal 1995; 210,000 shares were repurchased and retired during 1994, totaling $5.9 million.

      STOCK RIGHTS - SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
      During fiscal 1991, the Board of Directors declared a dividend distribution of one purchase right for each outstanding share of common stock. Each right entitles the holder to purchase from the Company one one-hundredth of a share of Series A Junior participating preferred stock, par value $.001, initially at a price of $90 per one-hundredth of a preferred share. Each one one-hundredth of a share of new preferred stock is substantially the economic equivalent of one share of common stock.

NELLCOR PURITAN BENNETT INCORPORATED

NOTES TO CONSOLDIATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

      In the event that a third party acquires 15 percent or more of the Company's common stock or announces an offer which would result in such party's owning 15 percent or more of the Company's common stock, the rights will become exercisable. The rights expire on June 26, 2001, and subject to certain conditions, may be redeemed by the Board of Directors at a price of $.001 per right.


14.   COMMITMENTS

      The Company leases its facilities under agreements that expire at various dates through June 2006, which include options to renew through June 2016. Rental expenses were approximately $11.2 million, $11.3 million and $10.1 million in fiscal years 1995, 1994 and 1993, respectively.

      Aggregate minimum annual rental commitments under long-term operating leases are as follows (dollars in thousands):

          Fiscal Years
             1996                                                          $ 7,277
             1997                                                            7,013
             1998                                                            6,301
             1999                                                            5,301
             2000                                                            3,934
             After 2000                                                     16,208
                                                                           -------
             Total rental commitments                                      $46,034
                                                                           =======

15.   GEOGRAPHIC INFORMATION AND EXPORT SALES

      Nellcor Puritan Bennett Incorporated operates within a single industry segment in which it develops, manufactures, and markets monitoring systems and diagnostic and therapeutic products for management of the respiratory-impaired patient across the continuum of care. The Company's patient safety monitors and sensors provide intermittent and real-time monitoring of physiologically unstable patients. Ventilation and oxygen systems are used in hospitals and home care to provide assisted respiration. Home care products are used primarily for monitoring, diagnosis and treatment of sleep apnea and providing home oxygen therapy. The Company's products are sold worldwide through a direct sales force, assisted by clinical education consultants and supplemented by distributors in selected countries.

NELLCOR PURITAN BENNETT INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

Geographic information with respect to the Company's operations is as follows (dollars in thousands):

                                                                                YEARS ENDED
                                                                 JULY 2,          JULY 3,        JULY 4,
                                                                  1995             1994           1993
         Net revenue:
           United States domestic                              $  455,772       $  439,734     $  429,747
           United States export                                    55,753           47,341         49,295
           Europe                                                 160,426          107,049         94,627
           Intersegment eliminations                              (71,885)         (49,897)       (55,423)
                                                               ----------       ----------     ----------
             Total net revenue                                 $  600,066       $  544,227     $  518,246
                                                               ==========       ==========     ==========

         Income (loss) from operations:
           United States                                       $   58,570       $    6,060     $   47,332
           Europe                                                  16,995              837         11,483
           Corporate and eliminations                                (325)             813            147
                                                               ----------       ----------     ----------
             Total operating income                            $   75,240       $    7,710     $   58,962
                                                               ==========       ==========     ==========

         Identifiable assets:
           United States                                       $  307,319       $  309,676     $  319,943
           Europe                                                 153,274          108,439         77,302
           Corporate and other                                    154,658          119,173        110,774
           Eliminations                                           (39,815)         (38,253)       (38,005)
                                                               ----------       ----------     ----------
             Total assets                                      $  575,436       $  499,035     $  470,014
                                                               ==========       ==========     ==========

      Transfers between geographic areas are generally recorded at amounts above cost and in accordance with the rules and regulations of the governing tax authorities. Operating income is total revenue less cost of sales and operating expenses and does not include interest expense, interest income and other income (expense), net, litigation settlements, costs associated with unsolicited takeover offer and income taxes. Identifiable assets of geographic areas are those assets used in the Company's operations in each area. Identifiable corporate assets consist primarily of cash and cash equivalents, marketable securities and other assets.


16.   LITIGATION

      From time to time the Company has received, and in the future may receive, notice of claims against it, which in some instances have developed, or may develop, into lawsuits. The claims may involve such matters, among others, as product liability, patent infringement, and employment-related claims. In management's opinion, the ultimate resolution of claims currently pending will not have a material adverse effect on the Company's financial position or results of operations.

NELLCOR PURITAN BENNETT INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------

      On July 11, 1995, the U.S. Federal District Court in Delaware issued a decision in favor of Nellcor, ruling that four key oximeter and sensor technology patents are valid and would be infringed by Ohmeda, Inc., a subsidiary of BOC Health Care, Inc., if Ohmeda sold either its adult or neonatal OxyTip sensors for use with non-Ohmeda monitors. BOC Health Care has filed a notice to appeal the decision of the U.S. Federal District Court in Delaware. BOC Health Care had filed a suit against Nellcor in December 1992, seeking a declaratory judgment that Nellcor's patents were invalid and would not be infringed.

      In a related matter, in the third quarter of fiscal 1994, Nellcor agreed to settle trade secrets and patent litigation with BOC Health Care, Inc., and its Ohmeda, Inc. subsidiary, and Square One Technology. Under the terms of the agreement, the patent in issue was assigned to Nellcor. Nellcor also received a pretax $2.0 million payment and will receive ongoing royalties. The $2.0 million payment was recorded as non-operating income.

      In the fourth quarter of fiscal 1994, Nellcor agreed to settle its patent litigation with Camino Laboratories, Inc., ("Camino") of San Diego, CA. Under the terms of the settlement, Camino agreed not to sue
      Nellcor or its current or future customers relating to the use or sale of Nellcor's sensors and monitors intended for use with such sensors. A cash payment of $15.0 million was made by Nellcor to Camino and was recorded as a non-operating expense. This settlement neither recognizes the validity nor acknowledges infringement of the Camino patent at issue.


17.   MERGER OF NELLCOR AND PURITAN-BENNETT

      On May 22, 1995, Nellcor Incorporated and Puritan-Bennett Corporation announced that their Boards of Directors had approved a definitive agreement to merge the two companies. The merger is intended to qualify as a tax free reorganization and has been accounted for as a pooling of interests. The issuance of Nellcor common stock in connection with the Agreement and Plan of Merger was approved by shareholders at special shareholder meetings held by both companies on August 24, 1995. Under the terms of the agreement, shareholders of Puritan-Bennett received 0.88 of a share of Nellcor common stock for each Puritan-Bennett share, or approximately 11.6 million shares of Nellcor common stock. The Board of Directors also adopted and, on August 24, 1995, the Company's stockholders also approved, the 1995 Merger Stock Incentive Plan (the "1995 Plan"), which authorized the issuance of up to 779,000 shares of Company common stock in the form of stock options. The purpose of the 1995 Plan is to allow the Company to comply with its obligations in the Agreement and Plan of Merger with Puritan-Bennett, whereby the Company would issue its options to holders of unexercised options of Puritan-Bennett stock as of the effective date of the merger.



      The new company, Nellcor Puritan Bennett Incorporated (Nellcor Puritan Bennett) is headquartered in Pleasanton, California, site of Nellcor's current headquarters. The Board of Directors of Nellcor Puritan Bennett has nine members; six from Nellcor, two from Puritan-Bennett, and one to be selected by both companies.

NELLCOR PURITAN BENNETT INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------

      Upon consummation of the merger, the Company recorded one-time merger and related costs of $92.6 million during the first quarter of fiscal 1996. Included in this charge were provisions for merger transaction costs ($13.7 million), costs to combine and integrate operations ($53.8 million), certain intangible asset write-downs ($19.6 million), and other merger related costs ($5.5 million). The merger transaction costs include expenses for investment banker and professional fees, and other costs associated with completing the transaction. The costs to combine and integrate operations include provisions for severance and severance-related costs, facilities consolidations and other integration costs. The write-down of certain intangible assets, primarily goodwill associated with prior acquisitions made by both companies, results from the effect that certain integration decisions have had upon the future realization of these assets.

      For the purpose of preparing the Nellcor Puritan Bennett Incorporated Consolidated Balance Sheet, Nellcor's balance sheet at July 2, 1995 and July 3, 1994 was combined with Puritan-Bennett's balance sheet at January 31, 1995 and 1994, respectively. For the purpose of preparing the Nellcor Puritan Bennett Consolidated Statements of Operations, of Stockholders' Equity and of Cash Flows, Nellcor's historical results for each of the three fiscal years in the period ended July 2, 1995 have been combined with Puritan-Bennett's historical results for each of the three fiscal years in the period ended January 31, 1995. Nellcor's fiscal year ends on the first Sunday in July, which results in a 52 or 53 week fiscal year.

      The only adjustment required to conform the accounting policies was to reduce Puritan-Bennett's valuation allowance provided for its deferred tax assets based upon the combined income from operations before tax of Nellcor and Puritan-Bennett as required by SFAS No. 109, "Accounting for Income Taxes." In addition, certain reclassifications have been made to the consolidated financial statements of Puritan-Bennett to conform to Nellcor's financial statement presentation.

NELLCOR PURITAN BENNETT INCORPORATED
- -----------------------------------------------------------------------------

      SELECTED QUARTERLY DATA
      Unaudited (in thousands except per share amounts)

                                                                      YEAR ENDED JULY 2, 1995
                                                         1ST            2ND            3RD            4TH
                                                       QUARTER        QUARTER        QUARTER        QUARTER
           Net revenue                                 $136,122       $148,010       $154,447       $161,487
           Gross profit                                  66,669         74,337         77,403         82,089
           Income from operations                        13,438         18,709         21,697         21,396
           Net income                                     9,583         12,727         11,418         15,735
           Net income per share                            0.35           0.45           0.41           0.56


                                                                      YEAR ENDED JULY 3, 1994
                                                         1ST            2ND            3RD            4TH
                                                       QUARTER        QUARTER        QUARTER        QUARTER
           Net revenue                                 $125,539       $136,027       $136,923       $145,738
           Gross profit                                  62,440         68,090         69,015         70,392
           Income from operations                         9,869          3,905         13,866        (19,930)
           Litigation settlements                           -              -            2,000        (15,000)
           Net income                                     3,953          1,893         10,100        (25,258)
           Net income per share                            0.14           0.07           0.37           (.92)


MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS:

The following sets forth, for the indicated periods, the relationship that certain items bear to net revenue:

                                                                                                Increase
                                                                                                (Decrease)
                                                           Years ended                        Over Prior Year
                                            July 2, 1995  July 3, 1994  July 4, 1993  FY 95 vs. FY 94  FY 94 vs. FY 93
                                            ------------  ------------  ------------  ---------------  ---------------
Net revenue                                   100%           100%           100%             10%               5%
Gross margin                                   50%            50%            50%             11%               4%
Operating expenses:
   Research and development                     8%             9%             9%             (3%)              1%
   Selling, general, and administrative        29%            31%            29%              3%              12%
   Restructuring charges,                      --              8%            --              --               --
Total operating expenses                       38%            48%            39%            (14%)             31%
Income from operations                         13%             1%            11%            876%             (87%)
Litigation settlements, net                    --             (2%)           --             --                --
Income (loss) before income taxes              12%            (1%)           11%             N/M            (110%)
Net income (loss)                               8%            (2%)            8%             N/M            (136%)

N/M = Not meaningful

1995 VS 1994
REVENUE

The Company's net revenue for fiscal 1995 increased 10% to $600.1 million from $544.2 million in fiscal 1994. The increase in net revenue principally resulted from higher sales across the Company's hospital and home care businesses. Sales of the Company's products into international markets were also particularly strong.

Hospital business sales, which include the oximetry, critical care ventilator and clinical information systems product lines, increased 9% to $372.8 million in fiscal 1995 from $343.6 million in fiscal 1994.

The Company's principal oximetry instruments include the N-20 portable pulse oximeter, the N-180, N-185, N-200 and N-250 standalone pulse oximeters, and the N-3000 pulse oximeter, a module of the NELLCOR SYMPHONY(TM) monitoring system. Oximetry instrument revenue for fiscal 1995 increased slightly as higher unit sales of the N-3000 pulse oximeter and the N-20 portable pulse oximeter were partially offset by lower average selling prices.

Oximetry sensors include adhesive, reusable and recycled sensor product lines. Revenue from oximetry sensors increased moderately during fiscal 1995 primarily due to continued growth in the installed base of the Company's monitors and the products of the Company's licensees and OEM customers that use the Company's sensors. Higher unit sales were partially offset by slightly lower average selling prices for adhesive and recycled sensors.

OEM oximetry module revenue increased significantly in fiscal 1995 as higher unit shipments were partially offset by moderately lower average selling prices. At the end of fiscal 1995, the Company had OEM or licensing agreements in place with 40 medical systems and monitor manufacturers worldwide.

Revenues related to the critical care ventilator business, the CliniVision product line in the United States, and the small holter monitoring and international portable ventilator product lines decreased 1% from fiscal 1994. The decrease is the result of the Company's decision to withdraw from the United States portable ventilator market and to discontinue sales of some older products. After adjusting for the loss of sales from these products, revenues increased 7% over fiscal 1994.

Home care business sales, which include the oxygen therapy, gas products and spirometry group; the sleep and respiratory support systems group; and the aero systems group, increased 13% to $227.3 million in fiscal 1995 from $200.6 million in fiscal 1994. Home care business revenue increased due primarily to higher sales within the sleep and respiratory support systems group.

The products within the sleep and respiratory support systems group include the ASSURANCE 2000 and 3000 heart and respiration monitor, the EDENTRACE II and II PLUS multichannel recording systems and related products, the Airway Delivery and Management System (ADAM) and the Nasal Continuous Positive Airway Pressure
(CPAP) System both used in the Therapy Headgear product, and Companion 318 and 320 Airway Pressure Respiratory Systems which deliver controlled airflow to patients when air obstruction occurs. During the fourth quarter of fiscal 1995, the Company acquired Pierre Medical, a privately held French Manufacturer of respiratory products used in the home. Pierre Medical markets the ONYX noninvasive ventilation system, the OMEGA oxygen concentrator and the MORPHEE and MORPHEE PLUS sleep apnea therapy systems in Western Europe, primarily in France. Revenue from the above mentioned home health care products increased significantly during fiscal 1995 primarily due to higher sales of the EDENTRACE II PLUS and the ASSURANCE 3000, as well as sales from Pierre Medical included in the Company's results subsequent to its May 3, 1995 acquisition. In addition, the Company has a full year of revenue from SEFAM S.A., a European supplier of diagnostic and therapeutic sleep disorder products, which was acquired in January 1994.

International revenue (net of intersegment eliminations) increased 44% to $133.4 million in fiscal 1995 from $92.8 million in fiscal 1994. International revenue increased significantly across all markets principally due to higher sales of oximetry sensors, the N-3000 pulse oximeter, OEM oximetry modules, the acquisitions of Pierre Medical and SEFAM S.A., and the favorable effect of foreign currency exchange rates.

GROSS MARGIN
Gross margin at 50% of net revenue in fiscal 1995 was comparable to the prior year, as pricing pressures experienced in both the hospital and home care businesses were offset by improved margins in EdenTec and the favorable effect which foreign currency exchange rates had upon revenue.

RESEARCH AND DEVELOPMENT EXPENSES
Research and development expenses decreased to 8% of net revenue during fiscal 1995 from 9% for both fiscal 1994 and 1993, and decreased in absolute dollars from fiscal 1994. The decrease was due to the elimination of the intra-arterial blood gas monitoring product line during fiscal 1994, partly offset by an increase in research and development expenses related to the development of additional modules of the NELLCOR SYMPHONY(TM) monitoring system, and higher sleep product development costs at EdenTec. The Company expects to continue to invest in the research and development of new products.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general, and administrative expenses in fiscal 1995 decreased to 29% of net revenue from 31% of net revenue in fiscal 1994. Selling, general, and administrative expenses increased in absolute dollars due primarily to the unfavorable effect foreign currency exchange rates had upon international operating expenses, the inclusion of operating expenses from Pierre Medical and SEFAM S.A. subsequent to their acquisition, and increased costs related to the Company's profit sharing and bonus plans, partially offset by lower patent litigation expenses.

NET INCOME
The Company's net income for fiscal 1995 was $49.5 million, $1.77 per share, compared to a net loss of $9.3 million, ($0.34) per share, for the same period a year ago. As described below, the fiscal 1994 net loss includes the effect of a pretax restructuring charge of $43.7 million, a net $13.0 million pretax charge for trade secrets and patent litigation settlements, and the $2.9 million after tax effect of the adoption of a new accounting standard. The fiscal 1995 net income reflects the effect of a $2.7 million restructuring charge associated with a 6% reduction in Puritan-Bennett's work force, and $5.0 million in costs associated with an unsolicited takeover attempt. Excluding the after-tax effect of these unusual charges, fiscal 1995 net income of $54.8 million, $1.96 per share, increased 14% over net income of $47.9 million, or $1.75 per share for fiscal 1994.


1994 VS 1993
REVENUE
The Company's net revenue for fiscal 1994 increased 5% to $544.2 million from $518.2 in fiscal 1993. The increase is principally due to higher sales within the Company's home care business, are discussed below.

Hospital business sales at $343.7 million in fiscal 1994 were comparable to the prior year, as higher sales of adhesive and reusable sensors were offset by a decrease in sales of critical care ventilators and clinical information systems. Sales of adhesive and reusable sensors increased primarily due to continued growth in the installed base of the Company's monitors and the products of the Company's licensee and OEM customers that use the Company's sensors.

Oximetry instrument revenue decreased slightly in fiscal 1994 primarily due to lower average selling prices and a continued shift to lower-priced portable pulse oximeters such as the N-20. Unit sales of oximetry instruments decreased slightly in fiscal 1994.

OEM oximetry module revenue increased in fiscal 1994 principally due to significantly higher unit shipments, partially offset by lower average selling prices. Selling prices for certain OEM modules were reduced beginning in the third quarter of fiscal 1994.

Unit orders of the 7200 Series ventilator system grew 10% internationally in spite of recessionary economic conditions in Europe; unit orders fell 18% in the United States. The Company expected United States demand for the 7200 Series ventilator to stabilize generally around fiscal year 1993 levels and international demand to continue growing. After a very slow start caused by United States health care reform uncertainty, CliniVision orders increased significantly in the second half of the year as the Company continued to enhance the CliniVision system.

Home care business sales increased 15 percent to $200.6 million in fiscal 1994 from $174.6 million in fiscal 1993 due primarily to higher sleep and respiratory support and oxygen therapy systems sales.

Sleep and respiratory support systems group revenue increased primarily due to rapid market growth and market share gains, principally in the United States. In January 1994, the Company acquired SEFAM, S.A. (Nancy, France), a supplier of diagnostic and therapeutic sleep disorder products in Europe.

Home oxygen therapy (principally liquid oxygen systems and oxygen concentrators) experienced growth of 15% during fiscal 1994. The Company expects its home oxygen therapy business to continue growing.

International revenue at $92.8 million in fiscal 1994 was comparable to fiscal 1993, as higher sales of adhesive and reusable sensors, the ULTRA CAP and the E-300, were offset by lower sales of oxygen concentrators, and the unfavorable effect which foreign currency exchange rates had upon revenue. During fiscal 1993 there was a sizable oxygen concentrator fleet replacement by a single customer for which there was no comparable event in fiscal 1994.

GROSS MARGIN
Gross margin at 50% of net revenue in fiscal 1994 was comparable to the prior year, as pricing pressures experienced in both the hospital and home care businesses were offset by improved margin at EdenTec and a slight shift in mix to higher margin sensors.

RESEARCH AND DEVELOPMENT EXPENSES
Research and development expenses in absolute dollars for 1994 increased due primarily to the development of the HealthQuiz(TM) PreScreen(TM) automated preanesthetic medical history system.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general, and administrative expenses in fiscal 1994 increased over the prior year both as a percentage of net revenue and in absolute dollars. This increase is primarily due to the Company's growing home care business and higher patent litigation expenses. The increase can also be attributed to an increase in selling expenses related to the intra-arterial blood gas monitoring products and costs associated with restructuring actions, discussed below.

RESTRUCTURING AND OTHER UNUSUAL CHARGES
During fiscal 1994, Puritan-Bennett restructured the hospital ventilator and portable ventilator portions of its business, consolidated its aviation products facilities and substantially reduced the FOxS operations to improve profitability. In connection with the restructuring, during fiscal 1994 Puritan-Bennett recorded restructuring charges of $43.2 million. Included in these charges were provisions for personnel-related charges ($7.7 million), non-cash asset write-downs ($29.7 million), consolidation of manufacturing and marketing facilities ($1.3 million), and other restructuring related costs ($4.5 million). In the third quarter of 1995, the Company completed the shut down of the FOxS operations. Nellcor also recorded a restructuring charge of $0.5 million, during fiscal 1994, associated with the consolidation of two of Nellcor's divisions.

During the third quarter of fiscal 1994, Nellcor agreed to settle trade secrets and patent litigation with BOC Health Care, Inc., and its Ohmeda, Inc. subsidiary, and Square One Technology. Under the terms of the agreement, the patent in issue was assigned to the Company. The Company also received a $2.0 million payment and will receive ongoing royalties. The $2.0 million payment was recorded as nonoperating income in the third quarter of fiscal 1994.

During the fourth quarter of fiscal 1994, Nellcor announced that it had agreed to settle its patent litigation with Camino Laboratories Inc. ("Camino") of San Diego, CA. Under the terms of the settlement, Camino agreed not to sue the

Company or its current or future customers relating to the use or sale of the Company's sensors and monitors intended for use with such sensors. A cash payment of $15.0 million was subsequently made by the Company to Camino. The payment was recorded as a nonoperating expense in the fourth quarter of fiscal 1994.

In July, 1995, Nellcor announced that the US Federal District Court in Delaware had issued a decision in favor of Nellcor in the Company's patent litigation with Ohmeda and BOC Health Care, Inc. The Court ruled that Nellcor oximeter and sensor technology patents are valid and would be infringed if Ohmeda, a subsidiary of BOC Health Care, Inc., sold its adult or neonatal Oxy Tip sensors for use with non-Ohmeda monitors. BOC Health Care has filed a notice to appeal the decision of the US Federal District Court in Delaware.


BUSINESS FACTORS

ACQUISITIONS
During the fourth quarter of fiscal 1994, Puritan-Bennett acquired SEFAM S.A., a French supplier of diagnostic and therapeutic sleep products, for $21.6 million, of which $12.9 million was paid in cash with the remainder paid through the issuance of 375,678 restricted shares of Puritan-Bennett common stock, adjusted for the merger with Puritan-Bennett discussed below.

During the fourth quarter of fiscal 1995, the Company's EdenTec subsidiary acquired Pierre Medical, a privately held French manufacturer of respiratory products used in the home, for $21.5 million in cash. In the event that certain profitability targets are achieved or certain of Pierre Medical's products receive FDA approval for marketing in the United States subsequent to the acquisition, additional compensation totaling 30 million French Francs ($6.2 million as of July 2, 1995) would be payable to the former principal stockholders of Pierre Medical who will continue to manage the company. Pierre Medical manufactures and markets noninvasive ventilators, sleep apnea therapy systems, oxygen concentrators, and related respiratory products in Western Europe, primarily France.

The acquisitions were accounted for under the purchase method and were intended to broaden the Company's product offerings and to provide opportunities to expand sales.

MERGER BETWEEN NELLCOR AND PURITAN-BENNETT
On August 25, 1995 the merger of Nellcor and Puritan-Bennett was consummated. The issuance of Nellcor common stock in connection with the Agreement and Plan of Merger was approved by shareholders at special shareholder meetings held by both companies on August 24, 1995. Under the terms of the agreement, shareholders of Puritan-Bennett received 0.88 of a share of Nellcor common stock for each Puritan-Bennett share. These financial statements and management's discussion and analysis reflect the consummation of this transaction as a pooling of interests, resulting in the combining of the two company's balance sheets and income statements as if they had always operated as a single combined company.

Upon consummation of the merger, the Company recorded one-time merger and related costs of $92.6 million during the first quarter of fiscal 1996. Included in this charge were provisions for merger transaction costs ($13.7 million), costs to combine and integrate operations ($53.8 million), certain intangible asset write-downs ($19.6 million), and other merger related costs ($5.5 million). The merger transaction costs include expenses for investment banker and professional fees, and other costs associated with completing the transaction. The costs to combine and integrate operations include provisions for severance and severance-related costs, facilities consolidations and other integration costs. The write-down of certain intangible assets, primarily goodwill associated with prior acquisitions made by both companies, results from the effect that certain integration decisions have had upon the future realization of these assets.

The new company, Nellcor Puritan Bennett, is headquartered in Pleasanton, California, site of Nellcor's headquarters. The Board of Directors of Nellcor Puritan Bennett is comprised of nine members: six from Nellcor, two from Puritan-Bennett and to be one selected by both companies.

PRODUCTS
The Company is continuing to develop new products to address existing and new markets. The introduction of new products may be prevented or delayed by engineering obstacles, regulatory procedures, clinical trials, production difficulties, and other factors. In addition, the costs of producing, promoting, and servicing new products are generally greater than in the case of mature, higher volume products. New product introductions can also temporarily reduce revenues by interfering with sales of existing products.

MARKET CONDITIONS
As health care increasingly becomes managed care, patient care is shifting to lower-cost areas of the hospital and alternate care sites outside the hospital, including subacute care centers, skilled nursing facilities, and the home. Additionally, in an effort to create larger, more cost-effective entities capable of competing for managed care contracts, health care providers are consolidating and vertically integrating, and hospitals are joining local or regional multiple hospital systems in greater numbers. As a result of these ongoing changes in the delivery of health care, the Company expects that a greater proportion of its future revenue will come from sales of its products to a smaller customer base, primarily comprised of larger, consolidated health care providers and buying groups, and from sales of its products into the growing alternate care markets.

In the current health care business environment, hospitals, which are the Company's principal customers, face increasing pressure to control costs. These pressures may, in the future, lead to a decrease in the average selling price for a number of the Company's products, which could adversely affect the Company's gross margins.

During fiscal 1995 and fiscal 1994, the Company offered a number of promotional programs in an effort to increase the installed base of the Company's oximetry and OEM modules. These programs also had the effect of reducing pulse oximetry pricing. Competition in fiscal 1995 caused further price reductions for oximeters and multifunction monitors. The Company is continually seeking manufacturing cost reductions; however, these reductions may not offset the impact of future price declines.

LIQUIDITY AND CAPITAL RESOURCES

During fiscal 1995, the Company generated a net increase in cash and cash equivalents and marketable securities of $21.1 million. At July 2, 1995, the Company had cash, cash equivalents, and marketable securities amounting to approximately $143.5 million compared to $122.3 million at the end of fiscal 1994.

The Company's operating activities provided positive cash flows of $68.1 million during fiscal 1995. Depreciation expense and amortization expense were significant non-cash operating activities for all years presented. Purchases of marketable securities and fixed assets, principally manufacturing equipment, and the acquisition of Pierre Medical were the principal uses of cash from investing activities.

Shares of the Company's common stock issued due to the exercise of stock options under the Company's stock option plans and additions to long-term debt were significant sources of cash from financing activities in fiscal 1995. Shares of common stock repurchased in fiscal 1995 under the Company's Limited Stock Repurchase Program and repayment of notes payable and current maturities of long-term debt were significant uses of cash from financing activities. Shares repurchased under the Limited Stock Repurchase Program are repurchased to offset the dilutive effects of the Company's stock plans. No repurchases of shares under the General Stock Repurchase Program, which authorizes the repurchase and retirement of up to one million shares of common stock from time to time in the open market, were made in fiscal 1995.

During the second quarter of fiscal 1995, the Company secured a $50 million credit facility with a syndicate of four banks led by ABN AMRO Bank N.V. The credit facility was obtained to provide the Company with additional financial resources and flexibility to take advantage of strategic business opportunities. Under the terms of the credit facility, a commitment fee of 0.25% is paid quarterly and at the end of November 1996, outstanding borrowings are convertible into four-year term loans. As of July 2, 1995, the Company had not drawn against this credit facility.

The Company anticipates that current capital resources combined with cash generated from operating activities will be sufficient to meet its liquidity and capital expenditure requirements at least through the end of fiscal 1996. The Company plans to make significant repayments of notes payable and term debt associated with the merger with Puritan-Bennett. It is expected that these repayments along with costs associated with the merger, and other merger-related cash outlays, will lead to a net reduction in the Company's cash and cash equivalents and marketable securities during fiscal 1996. The Company may consider using debt to fund certain capital and other strategic opportunities when deemed necessary and financially advantageous.

                                   *  *  *  *

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                NELLCOR PURITAN BENNETT
                                                INCORPORATED


Date: April 3, 1996                             /s/ LAUREEN DEBUONO
                                                --------------------------------
                                                Laureen DeBuono
                                                Secretary and General Counsel